Exhibit 10.1

Execution Version
COOPERATION AGREEMENT
This Cooperation Agreement, dated as of June 24, 2021 (this “Agreement”), is by and among New Relic, Inc. (the “Company”) and the persons and entities set forth on Exhibit A hereto (collectively, the “Engaged Group” and, for clarity and as applicable, including each member thereof acting individually).
RECITALS
WHEREAS, the Company and Engaged Capital, LLC, a member of the Engaged Group, have engaged in various discussions and communications concerning the Company’s business, financial performance and strategic plans;
WHEREAS, as of the date hereof, the Engaged Group is the Beneficial Owner (as defined below) of 1,112,604 shares of common stock, $0.001 par value per share, of the Company (the “Common Stock”), or approximately 1.7% of the Common Stock issued and outstanding on the date hereof;
WHEREAS, the Engaged Group submitted a letter to the Company on May 20, 2021 (the “Nomination Letter”) nominating a candidate to be elected to the Board of Directors of the Company (the “Board”) at the 2021 annual meeting of stockholders of the Company (the “2021 Annual Meeting”); and
WHEREAS, the Company and the Engaged Group have determined to come to an agreement with respect to certain matters relating to the composition of the Board and certain other matters, as provided in this Agreement.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties (as defined below), intending to be legally bound hereby, agree as follows:
Section 1.Board Appointment, Committees and Related Agreements.
(a)Board Appointment. The Board and all applicable committees of the Board shall take all necessary actions to, promptly following execution of this Agreement, appoint Radhakrishnan (RK) Mahendran (the “New Director”) as a new Class III director (with a term expiring at the 2023 annual meeting of stockholders of the Company).
(b)Director Committee Appointments. Subject to the Company’s Corporate Governance Guidelines and NYSE rules and applicable laws, the Board and all applicable committees of the Board shall take all actions necessary to ensure that during the Cooperation Period (as defined below) the New Director will be appointed to a committee of the Board. Further, subject to the Company’s Corporate Governance Guidelines and NYSE rules and applicable laws, the Board and all applicable committees of the Board shall take all action necessary to ensure that any new committee of the Board formed during the Cooperation Period shall include the New Director. Without limiting the foregoing, the Board shall give the New Director the same due consideration for membership to any committee of the Board as any other independent director.

(c)Replacement Director. During the Cooperation Period, if the New Director is unable or unwilling to serve as a director, resigns as a director or is removed as a director, and so long as the Engaged Group continuously Beneficially Owns in the aggregate at least 50% of the Maximum Ownership Amount (as defined below) (subject to adjustment for stock splits, reclassifications and combinations, the “Ownership Minimum”), then the Engaged Group and the Company shall work together to identify a mutually acceptable replacement director who satisfies the Director Criteria (as defined below) to fill the resulting vacancy in accordance with this Section 1(c) (any such replacement director, a “Replacement Director”) to serve until the next annual meeting of the stockholders of the Company. The appointment of any Replacement Director shall be subject to (A) the Replacement Director’s compliance with the requirements provided in Section 1(d)(v) herein; and (B) the review and approval by the Nominating and Corporate Governance Committee of the Board, the Board as well as the Engaged Group. Upon a Replacement Director’s appointment to the Board, the Board and all applicable committees of the Board shall consider whether such Replacement Director has the necessary qualifications to be appointed to any committee of the Board of which the replaced director was a member immediately prior to such director’s departure from the Board, and, if the qualifications for such committee(s) are met, shall appoint such Replacement Director to such committee(s) or, if the qualifications for such committee(s) are not met, shall consider in good faith appointing the Replacement Director to other committees of the Board.
(d)Additional Agreements.
(i) The Board has received notice from Michael Christenson that he is resigning from the Board effective on or about June 30, 2021, and in any event, no later than July 24, 2021. The Engaged Group acknowledges and agrees that (A) in connection therewith, Mr. Christenson’s compensation arrangements will be modified as set forth on Exhibit B (the “Severance Terms”) and (B) the Severance Terms are reasonable in light of the circumstances and the Engaged Group does not and will not at any future date object to or criticize Mr. Christenson’s compensation arrangements.
(ii) The Board and all applicable committees of the Board shall take all necessary actions to seek the approval of the Company’s stockholders at the 2021 Annual Meeting of an amendment to the Company’s Amended and Restated Certificate of Incorporation (the “Charter”) and the Board shall take all necessary actions to amend the Company’s Amended and Restated Bylaws (the “Bylaws”) to declassify the structure of the Board (the “Declassification Proposal”) such that directors standing for election at and subsequent to the 2021 Annual Meeting shall stand for election to one-year terms (with it being acknowledged and agreed that if the Declassification Proposal is approved by the Company’s stockholders in accordance with the Charter, Bylaws, and the General Corporation Law of the State of Delaware, then the Company’s Class I directors will be elected at the 2021 Annual Meeting with terms of office expiring at the 2022 annual meeting of stockholders of the Company (the “2022 Annual Meeting”)). The Board shall recommend in favor of, and use its reasonable best efforts to solicit stockholder approval of, the Declassification Proposal at the 2021 Annual Meeting, and all directors and executive officers of the Company agree to vote all Voting Securities (as defined below) Beneficially Owned by them and over which they have voting control in favor of the Declassification Proposal. Without limiting the foregoing, the Company agrees to (A) engage a nationally recognized proxy solicitor on reasonable and customary terms to solicit stockholder approval of the Declassification Proposal and (B) to adjourn the 2021 Annual Meeting for up to two (2) weeks (with the length of any such adjournment to be determined by the Company in reasonable consultation with the Engaged Group and consistent with the desire to approve the Declassification Proposal) to solicit additional stockholder support for the Declassification Proposal if as of immediately prior to the commencement of the 2021 Annual Meeting at least 66 and 2/3% of the outstanding Common Stock has not voted in favor of the Declassification Proposal.
(iii) The Engaged Group hereby irrevocably withdraws the Nomination Letter.
(iv) The Engaged Group agrees (A) to cause its Affiliates (as defined below) to comply with the terms of this Agreement and (B) that it shall be responsible for any breach of this Agreement by any such Affiliate. A breach of this Agreement by an Affiliate of any member of the Engaged Group, if such Affiliate is not a party hereto, shall be deemed to occur if such Affiliate engages in conduct that would constitute a breach of this Agreement if such Affiliate was a party hereto to the same extent as the Engaged Group.
(v) Prior to the date of his appointment (or her, if applicable, in the case of a Replacement Director), the New Director has submitted to the Company a fully completed copy of the Company’s standard director & officer questionnaire and other customary director onboarding documentation required by the Company in connection with the appointment or election of new Board members.
(vi) During the Cooperation Period, the Engaged Group agrees that it shall, and shall cause each of its Affiliates to, appear in person or by proxy or participate virtually at each annual or special meeting of the stockholders of the Company, or take any action by written consent of the Company’s stockholders in lieu thereof, and any adjournment, postponement, rescheduling or continuation thereof (each, a “Stockholder Meeting”) and vote all Voting Securities Beneficially Owned, directly or indirectly, by the Engaged Group or such Affiliate (or which the Engaged Group or such Affiliate has the right or ability to vote) at such meeting (A) in favor of the slate of directors recommended by the Board, (B) against the election of any nominee for director not approved, recommended and nominated by the Board for election at any such meeting, and against any removal of any director of the Board; (C) in favor of the appointment of the Company’s auditor(s), (D) in favor of the Declassification Proposal, and (E) in accordance with the Board’s recommendation with respect to any other matter presented at such meeting; provided, that, if Institutional Shareholder Services Inc. (“ISS”) or Glass Lewis & Co., LLC (“Glass Lewis”) recommend otherwise with respect to any matter under clause (E) of this Section 1(d)(vi), the Engaged Group shall be permitted to vote in accordance with ISS’s or Glass Lewis’s recommendation; provided, further, that the Engaged Group shall be permitted to vote in its sole discretion with respect to any publicly announced proposals relating to an Extraordinary Transaction.
(vii) During the Cooperation Period, (A) upon written request from the Company, the Engaged Group will promptly provide the Company with information regarding the amount of the securities of the Company then Beneficially Owned by the Engaged Group and the maximum amount of the securities of the Company Beneficially Owned by the Engaged Group at any time during the Cooperation Period (the “Maximum Ownership Amount”) and (B) the Engaged Group will promptly notify the Company if its Beneficial Ownership falls below the Ownership Minimum. Such information provided to the Company will be kept strictly confidential unless required to be disclosed pursuant to law, legal process, subpoena, the rules of any stock exchange or any Legal Requirement (as defined below) or as part of a response to a request for information from any governmental authority with jurisdiction over the Company.
(viii) During the Cooperation Period, the Board and all applicable committees of the Board shall not increase the size of the Board to more than eleven (11) directors without the prior written consent of the Engaged Group.

(ix) During the Cooperation Period, representatives from the Engaged Group will be afforded the opportunity to meet with or otherwise discuss matters regarding the Company with the Company’s Lead Director at a mutually agreeable time once per fiscal quarter.
Section 2.Standstill Agreement. During the Cooperation Period, the Engaged Group shall not, directly or indirectly, and it will cause each of its Affiliates not to, directly or indirectly, in any manner, alone or in concert with others:
(a)(i) acquire, cause to be acquired, or offer, seek or agree to acquire, directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining or forming a partnership, limited partnership, syndicate or other group (including any group of persons that would be treated as a single “person” under Section 13(d) of the Exchange Act (as defined below)), through swap or hedging transactions or otherwise (the taking of any such action, an “Acquisition”), Beneficial Ownership of any securities or assets of the Company (or any direct or indirect rights or options to acquire such ownership, including voting rights decoupled from the underlying Voting Securities) such that after giving effect to any such Acquisition, the Engaged Group or its Affiliates hold in excess of 9.9% of the outstanding Voting Securities, (ii) acquire, cause to be acquired, or offer, seek or agree to acquire, directly or indirectly, whether by purchase or otherwise, any interest in any indebtedness of the Company, or (iii) acquire, cause to be acquired, or offer, seek or agree to acquire, ownership of any asset or business of the Company or any right or option to acquire any such asset or business from any person;
(b) (i) nominate, give notice of an intent to nominate, or recommend for nomination a person for election to the Board or take any action in respect of the removal of any director (except as provided in Section 1), (ii) seek or encourage any person to submit any nomination in furtherance of a “contested solicitation” or take any other action in respect of the election or removal of any director (except as provided in Section 1), or (iii) submit, or seek or encourage the submission of, any stockholder proposal (pursuant to Rule 14a-8 or otherwise) for consideration at, or bring any other business before, any Stockholder Meeting (except as provided in Section 1); provided, however, that nothing in this Agreement shall prevent the Engaged Group or its Affiliates from taking actions in furtherance of identifying director candidates in connection with the 2022 Annual Meeting so long as such actions do not create a public disclosure obligation for the Engaged Group or the Company and are undertaken on a basis reasonably designed to be confidential and in accordance in all material respects with the Engaged Group’s normal practices in the circumstances;
(c)(i) seek to call, or to request the call of, a special meeting of the Company’s stockholders, or present (or request to present) at any Stockholder Meeting, any proposal for consideration for action by stockholders; or (ii) seek to amend any provision of the Charter, Bylaws, or other governing documents of the Company (each as may be amended from time to time) (in each case other than in connection with the Declassification Proposal);
(d)solicit any proxy, consent or other authority to vote of stockholders or conduct any other referendum (binding or non-binding) (including any “withhold,” “vote no” or similar campaign) with respect to, or from the holders of, Voting Securities, or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Exchange Act) in, or knowingly assist, advise, initiate, encourage or influence any person in, any “solicitation” (as such term is defined in the Exchange Act) of any proxy, consent or other authority to vote any Voting Securities (other than such assistance, advice, encouragement or influence that is consistent with the Board’s recommendation in connection with such matter);

(e)(i) grant any proxy, consent or other authority to vote with respect to any matters (other than to the named proxies included in the Company’s proxy card for any Stockholder Meeting or as otherwise permitted by Section 1(d)(vi)) or (ii) deposit or agree or propose to deposit any securities of the Company in any voting trust or similar arrangement, or subject any securities of the Company to any agreement or arrangement with respect to the voting of such securities (including a voting agreement or pooling arrangement), other than (A) any such voting trust or arrangement solely for the purpose of delivering to the Company or its designee a proxy, consent, or other authority to vote in connection with a solicitation made by or on behalf of the Company or (B) customary brokerage accounts, margin accounts and prime brokerage accounts;
(f)knowingly encourage, advise or influence any person, or knowingly assist any third party in so encouraging, advising or influencing any person, with respect to the giving or withholding of any proxy, consent or authority to vote any Voting Securities or in conducting any referendum (binding or non-binding) (including any “withhold,” “vote no” or similar campaign);
(g)form, join, encourage the formation of, or in any way participate in any partnership, limited partnership, syndicate or group (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any Voting Securities (other than a group that includes any other members of the Engaged Group; provided that nothing herein shall limit the ability of an Affiliate of the Engaged Group to join such group following the execution of this Agreement, so long as any such Affiliate agrees to be bound by the terms and conditions of this Agreement);
(h)(i) make or publicly advance any request or proposal to amend, modify or waive any provision of this Agreement, (ii) publicly request that the Company or any of its representatives release any Party from this Agreement, or (iii) take any action challenging the validity or enforceability of any provision of or obligation arising under this Agreement; provided, that the Engaged Group may make confidential requests to the Board to amend, modify or waive any provision of this Agreement, which the Board may accept or reject in its sole and absolute discretion, so long as any such request is not publicly disclosed by the Engaged Group and is made by the Engaged Group in a manner that would not reasonably be expected to require the public disclosure thereof by the Company, the Engaged Group or any other person;
(i)without the prior written approval of the Company, separately or in conjunction with any other person in which it is or proposes to be either a principal, partner or financing source or is acting or proposes to act as broker or agent for compensation, propose, suggest or recommend publicly or in a manner that the Engaged Group is required under applicable law, rule or regulation to disclose publicly or participate in or effect any Extraordinary Transaction or initiate or knowingly encourage any other third party in any such activity, including making any outbound calls with respect to an Extraordinary Transaction; provided, that the Engaged Group shall notify the Company of any inbound inquiries it receives with respect to any Extraordinary Transaction within three (3) days; provided further, that nothing in this Section 2(i) shall be interpreted to prohibit the Engaged Group from proposing, suggesting or recommending any Extraordinary Transaction privately to the Company so long as any such action is not publicly disclosed by the Engaged Group and is made by the Engaged Group in a manner that would not be expected to require the public disclosure thereof by the Company, the Engaged Group or any other person;
(j)make or disclose publicly (or privately in a manner that could reasonably be expected to become public) any statement regarding any intent, purpose, plan or proposal with respect to the Board,

the Company, its management, policies or affairs or any of its securities or assets or this Agreement, that is inconsistent with the provisions of this Agreement;
(k)make a request for a list of the Company’s stockholders or for any books and records of the Company pursuant to Section 220 of the Delaware General Corporation Law or other applicable legal provisions regarding inspection of books and records or other materials (including stocklist materials);
(l)enter into any agreement, discussion, negotiation, arrangement or understanding concerning any of the foregoing (other than this Agreement) or assist, solicit, seek, seek to cause or knowingly encourage any person to undertake any action inconsistent with this Section 2.
Notwithstanding anything in this Agreement to the contrary, the foregoing provisions of this Section 2 shall not be deemed to restrict the Engaged Group from: (i) communicating privately with the Board or any of the Company’s officers regarding any matter, so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure of such communications, (ii) privately communicating with stockholders of the Company and others in a manner that does not otherwise violate this Agreement, provided such communications are not reasonably expected to be publicly disclosed and are understood by all parties to be private communications and not undertaken with the intent to circumvent this Section 2 or Section 5, or (iii) making any public disclosure necessary to comply with any Legal Requirement. Furthermore, for the avoidance of doubt, nothing in this Agreement shall be deemed to restrict in any way the New Director (or Replacement Director, if applicable) in the exercise of his or her fiduciary duties to the Company.
Section 3.Representations and Warranties of All Parties. Each Party represents and warrants to the other Party that (a) such Party has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder, (b) this Agreement has been duly and validly authorized, executed and delivered by it and is a valid and binding obligation of such Party, enforceable against such Party in accordance with its terms (subject to applicable bankruptcy and similar laws relating to creditors’ rights and to general equity principles) and (c) this Agreement will not result in a material violation of any (i) term or condition of any agreement to which such person is a party or by which such Party may otherwise be bound or (ii) law, rule, license, regulation, judgment, order or decree governing or affecting such Party.
Section 4.Representations, Warranties and Certain Covenants of the Engaged Group. The Engaged Group represents, warrants and covenants to the Company that (a) as of the date of this Agreement, the Engaged Group collectively beneficially owns and is entitled to vote an aggregate of 1,112,604 shares of Common Stock, (b) as of the date of this Agreement, the Engaged Group does not have a Synthetic Position (as defined below) in any Voting Securities, (c) the Engaged Group has not provided or agreed to provide, and will not provide, any compensation in cash or otherwise to the New Director in connection with such person’s appointment to, or service as a director on, the Board, (d) the New Director is not a former employee or current employee of the Engaged Group and (e) the Engaged Group will not become party to any agreement, arrangement or understanding (whether written or oral) with the New Director with respect to such person’s service as a director on the Board, including any such agreement, arrangement or understanding with respect to how such person should or would vote or act on any issue or question as a director.
Section 5.Non-Disparagement. Subject to applicable law, each of the Parties covenants and agrees that, during the Cooperation Period, or if earlier, until such time as the other Party or any of its agents, subsidiaries, Affiliates, successors, assigns, officers, key employees or directors shall have breached this

Section 5, neither it nor any of its respective agents, subsidiaries, Affiliates, successors, assigns, officers, key employees or directors, shall in any way criticize, disparage, call into disrepute or otherwise make any statement or announcement that relates to or constitutes an ad hominem attack on, or that relates to and otherwise impugns or is reasonably likely to damage the reputation of the other Party or such other Party’s subsidiaries, Affiliates, successors, assigns, officers (including any current officer of a Party or a Party’s subsidiaries who no longer serves in such capacity at any time following the execution of this Agreement), directors (including any current director of a Party or a Party’s subsidiaries who no longer serves in such capacity at any time following the execution of this Agreement), employees, or any of their businesses, products or services. The foregoing will not prevent the making of any factual statement in any compelled testimony or the production of information, whether by legal process, subpoena or as part of a response to a request for information from any governmental authority with jurisdiction over the Party from whom information is sought. The limitations set forth in this Section 5 shall not prevent any Party from responding to any public statement made by the other Party of the nature described in Section 5 if such statement by the other Party was made in breach of this Agreement.
Section 6.No Litigation. Each Party agrees that, during the Cooperation Period, it shall not institute, solicit, join or assist in any lawsuit, claim or proceeding before any court or government agency (each, a “Legal Proceeding”) against the other Party, any Affiliate of the other Party or any of their respective current or former directors or officers (solely in their capacities acting as a director or officer of such Party), except for (a) any Legal Proceeding initiated primarily to remedy a breach of or to enforce this Agreement, (b) counterclaims with respect to any proceeding initiated by, or on behalf of one Party or its Affiliates against the other Party or its Affiliates, and (c) any Legal Proceeding initiated in the state of incorporation of the Company to remedy a failure to hold the 2021Annual Meeting or 2022 Annual Meeting prior to the statutory deadline; provided, however, that the foregoing shall not prevent any Party or any of its Representatives (as defined below) from responding to oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes (each, a “Legal Requirement”) in connection with any Legal Proceeding if such Legal Proceeding has not been initiated by, on behalf of or at the suggestion of such Party; provided, further, that in the event any Party or any of its Representatives receives such Legal Requirement, such Party shall give prompt written notice of such Legal Requirement to the other Party (except where such notice would be legally prohibited or not practicable). Each Party represents and warrants that neither it nor any assignee has filed any lawsuit against the other Party.
Section 7.Press Release; Communications.
(a) Promptly following the execution of this Agreement, the Company shall issue a mutually agreeable press release in the form attached hereto as Exhibit C (the “Press Release”) announcing certain terms of this Agreement. Prior to the issuance of the Press Release, neither the Company nor the Engaged Group shall issue any press release or make any public announcement regarding this Agreement or take any action that would require public disclosure relating to such action without the prior written consent of the other Party. Subject to applicable law, neither the Company nor the Engaged Group shall make or cause to be made, and the Company and the Engaged Group will cause their respective Affiliates not to make or cause to be made, any public announcement or statement with respect to the subject matter of this Agreement that is contrary to the statements made in the Press Release or the terms of this Agreement, except as required by law or the rules of any stock exchange.
(b)    During the Cooperation Period, the Engaged Group shall not issue a press release regarding the Company or in connection with this Agreement or the actions contemplated by this Agreement.

Section 8.SEC Filings.
(a)No later than two Business Days following the execution of this Agreement, the Company shall file a Current Report on Form 8-K (the “Current Report”) with the SEC reporting the key terms of this Agreement and appending or incorporating by reference this Agreement as an exhibit, provided that the Company shall first preview such Current Report with the Engaged Group in advance of making such filing and reasonably consider comments by the Engaged Group.
(b)The Company acknowledges that if the Engaged Group becomes required to file a Schedule 13D with the SEC with respect to securities of the Company, the Engaged Group may file this Agreement as an exhibit to such Schedule 13D. In such event, the Engaged Group shall first preview such Schedule 13D with the Company in advance of making such filing and reasonably consider comments by the Company.
Section 9.Specific Performance; Fees.
(a)Each Party acknowledges and agrees that any breach of any provision of this Agreement would cause the other Party irreparable harm which would not be adequately compensable by money damages. Accordingly, in the event of a breach or threatened breach by a Party of any provision of this Agreement, the other Party (the “Moving Party”) shall be entitled to seek an injunction or other preliminary or equitable relief, without having to prove irreparable harm or actual damages or post a bond or other security. No other Party will take any action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. The foregoing right shall be in addition to such other rights or remedies that may be available to the Moving Party for such breach or threatened breach, including the recovery of money damages.
(b)If a Party institutes any legal suit, action, or proceeding against the other Party to enforce this Agreement (or obtain any other remedy regarding any breach of this Agreement) or arising out of or relating to this Agreement, including contract, equity, tort, fraud, and statutory claims, the prevailing Party in the suit, action, or proceeding is entitled to receive, and the non-prevailing Party shall pay, in addition to all other remedies to which the prevailing Party may be entitled, the costs and expenses incurred by the prevailing Party in conducting the suit, action, or proceeding, including actual attorneys’ fees and expenses, even if not recoverable by law.
Section 10.Expenses. Each Party shall be responsible for its own fees and expenses incurred in connection with the negotiation, execution and effectuation of this Agreement and the transactions contemplated hereby, except that the Company shall reimburse the Engaged Group for its reasonable documented expenses, including legal fees, incurred in connection with the negotiation and entry into this Agreement, the 2021 Annual Meeting and the matters related thereto, in an amount not to exceed $175,000.
Section 11.Termination. Unless otherwise mutually agreed in writing by each Party, this Agreement shall terminate at the end of the Cooperation Period. Notwithstanding the foregoing, the provisions of Section 1(d)(ii), Section 9 through Section 12 and Section 14 through Section 22 shall survive the termination of this Agreement. No termination of this Agreement shall relieve any Party from liability for any breach of this Agreement prior to such termination.
Section 12.Certain Defined Terms. For purposes of this Agreement:
(a)“Affiliate” has the meaning set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act, and shall include all persons or entities that at any time during the term of this Agreement become Affiliates of any person or entity referred to in this Agreement; provided that, for purposes of this Agreement, (i) the members of the Engaged Group shall not be Affiliates of the Company and the Company shall not be an Affiliate of the members of the Engaged Group, and (ii) no portfolio company of the Engaged Group shall be an Affiliate of the members of the Engaged Group.
(b)“Associate” has the meaning set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act, and shall include all persons or entities that at any time during the term of this Agreement become an Associate of any person or entity referred to in this Agreement; provided, that, the members of the Engaged Group shall not be Associates of the Company and the Company shall not be an Associate of the members of the Engaged Group.
(c)“Beneficial Ownership” means having the right or ability to vote, cause to be voted or control or direct the voting of any Voting Securities (in each case whether directly or indirectly, including pursuant to any agreement, arrangement or understanding, whether or not in writing); provided, that a person shall be deemed to have “Beneficial Ownership” of any Voting Securities that such person has a right, option or obligation to own, acquire or control or direct the voting of upon conversion, exercise, expiration, settlement or similar event (“Exercise”) under or pursuant to (i) any Derivative (as defined below) (whether such Derivative is subject to Exercise immediately or only after the passage of time or upon the satisfaction of one or more conditions) and (ii) any Synthetic Position that is required or permitted to be settled, in whole or in part, in Voting Securities. A person shall be deemed to be the “Beneficial Owner” of, or to “beneficially own,” any securities that such person has Beneficial Ownership of.
(d) “Business Day” means any day that is not (i) a Saturday, (ii) a Sunday or (iii) other day on which commercial banks in the State of New York are authorized or required to be closed by applicable law.
(e)“Cooperation Period” means the period commencing with the execution of this Agreement and ending on the day which is the earliest to occur of (i) the date that is thirty (30) calendar days prior to the deadline for the submission of stockholder nominations of director candidates for the 2022 Annual Meeting, and (ii) the closing of an Extraordinary Transaction.
(f)“Director Criteria” means that a person (i) qualifies as “independent” pursuant to SEC rules and regulations, applicable stock exchange listing standards and applicable corporate governance policies, (ii) qualifies to serve as a director under the General Corporation Law of the State of Delaware and (iii) is not an Affiliate, Associate, current or former principal or employee of the Engaged Group or any of its Affiliates or Associates.
(g)“Exchange Act” means the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder).

(h) “Extraordinary Transaction” means any merger, acquisition, tender or exchange offer, consolidation, reorganization, restructuring, recapitalization, disposition of all or substantially all of the assets of the Company or other business combination involving the Company, in each case, that either results in a change of control of the Company or requires a vote of stockholders of the Company.
(i)“Party” means the Company and the Engaged Group, individually, and “Parties” means the Company and the Engaged Group, collectively.
(j)“person” has the meaning ascribed to such terms under the Exchange Act.
(k)“Representatives” means a person’s Affiliates and its and their respective directors, officers, employees, partners, members, managers, consultants, legal or other advisors, agents and other representatives acting in a capacity on behalf of, in concert with or at the direction of, such person or its Affiliates.
(l)“SEC” means the U.S. Securities and Exchange Commission.
(m)“Synthetic Position” means any option, warrant, convertible security, stock appreciation right or other security, contract right or derivative position or similar right (including any “swap” transaction with respect to any security, other than a broad based market basket or index) (each of the foregoing, a “Derivative”), whether or not presently exercisable, that has an exercise or conversion privilege or a settlement payment or mechanism at a price related to the value of Voting Securities or a value determined in whole or in part with reference to, or derived in whole or in part from, the value of Voting Securities and that increases in value as the market price or value of Voting Securities increases or that provides an opportunity, directly or indirectly, to profit or share in any profit derived from any increase in the value of Voting Securities, in each case regardless of whether (x) it conveys any voting rights in such Voting Securities to any person, (y) it is required to be or capable of being settled, in whole or in part, in Voting Securities, or (z) any person (including the holder of such Synthetic Position) may have entered into other transactions that hedge its economic effect.
(n)“Voting Securities” means the Common Stock and any other securities of the Company entitled to vote in the election of directors.
Section 13.Confidentiality.
(a)The Engaged Group acknowledges that the New Director shall be required to preserve the confidentiality of the Company’s business and information, including any non-public information entrusted to or obtained by such director by reason of his position as a director of the Company (“Confidential Information”).
(b)The Engaged Group shall not seek to obtain Confidential Information from the New Director.
Section 14.Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Each Party agrees to use its commercially reasonable best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or unenforceable by a court of competent jurisdiction.
Section 15.Notices. Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered (i) upon receipt, when delivered personally, (ii) upon confirmation of receipt, when sent by e-mail (provided, that such confirmation is not automatically generated), or (iii) one Business Day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the Party to receive the same. The addresses for such communications shall be:
If to the Company:
New Relic, Inc.
188 Spear Street, Suite 1000
San Francisco, CA 94105
Attention:    Thomas Lloyd
E-mail:    tlloyd@newrelic.com
with a copy (which shall not constitute notice) to:
Latham & Watkins LLP
330 North Wabash Avenue, Suite 2800
Chicago, IL 60611
Attention:    Mark D. Gerstein
    Christopher Drewry
E-mail:    mark.gerstein@lw.com
    christopher.drewry@lw.com
If to the Engaged Group:
Engaged Capital, LLC
610 Newport Center Drive, Suite 250
Newport Beach, California 92660
Attention:    Glenn W. Welling
E-mail:    glenn@engagedcapital.com
with a copy (which shall not constitute notice) to:
Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, New York 10019
Attention:    Steve Wolosky
    Ryan Nebel
E-mail:    swolosky@olshanlaw.com
    rnebel@olshanlaw.com
Section 16.Governing Law; Jurisdiction; Jury Waiver. This Agreement and all actions, proceedings or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or any action of the Company or the Engaged Group in the negotiation, administration, performance or enforcement hereof shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Each Party irrevocably agrees that any legal action or proceeding with respect to this Agreement and any rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and any rights and obligations arising hereunder brought by the other Party or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware) (the “Chosen Courts”). Each Party hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the Chosen Courts and agrees that it will not bring any action relating to this Agreement in any court other than the Chosen Courts. Each Party hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the Chosen Courts for any reason, (b) any claim that it or its property is exempt or immune from jurisdiction of any Chosen Court or from any legal process commenced in the Chosen Courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable legal requirements, any claim that (i) the suit, action or proceeding in any Chosen Court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by the Chosen Courts. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.
Section 17.Counterparts; Electronic Transmission. This Agreement may be executed in two or more counterparts, which together shall constitute a single agreement. Any signature to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall have the same effect as physical delivery of the paper document bearing the original signature.
Section 18.No Waiver. Any waiver by any Party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a Party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver of, or deprive that Party of the right thereafter to insist upon strict adherence to, that term or any other term of this Agreement.
Section 19.Entire Agreement; Amendments. This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof. This Agreement may only be amended pursuant to a written agreement executed by each Party.
Section 20.Successors and Assigns. This Agreement may not be transferred or assigned by any Party without the prior written consent of the other Party. Any purported assignment without such consent is null and void. Subject to the foregoing, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the permitted successors and assigns of each Party.
Section 21.No Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and is not enforceable by any other person.
Section 22.Interpretation and Construction. Each Party acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each Party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the Parties shall be deemed the work product of all of the Parties and may not be construed against any Party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is hereby expressly waived by each Party, and any controversy over any interpretation of this Agreement shall be decided without regards to events of drafting or preparation. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, (i) the word “including” (in its various forms) means “including, without limitation,” (ii) the words “hereunder,” “hereof,” “hereto” and words of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement, and (iii) the word “or” is not exclusive.
[Signature Pages Follow]

IN WITNESS WHEREOF, each Party has executed this Agreement or caused the same to be executed by its duly authorized representative as of the date first above written.
New Relic, Inc.
By:    /s/ Mark Sachleben
    Name: Mark Sachleben
    Title: Chief Financial Officer and Corporate Secretary

[Signature Page to Cooperation Agreement] |

IN WITNESS WHEREOF, each Party has executed this Agreement or caused the same to be executed by its duly authorized representative as of the date first above written.
Engaged Capital, LLC
By:    /s/ Glenn W. Welling
    Name: Glenn W. Welling
    Title: Founder and Chief Investment Officer

Engaged Capital Flagship Master Fund, LP
By:    Engaged Capital, LLC
    General Partner
By:    /s/ Glenn W. Welling
    Name: Glenn W. Welling
    Title: Founder and Chief Investment Officer

Engaged Capital Co-Invest XII, LP
By:    Engaged Capital, LLC
    General Partner
By:    /s/ Glenn W. Welling
    Name: Glenn W. Welling
    Title: Founder and Chief Investment Officer

Engaged Capital Flagship Fund, LP
By:    Engaged Capital, LLC
    General Partner
By:    /s/ Glenn W. Welling
    Name: Glenn W. Welling
    Title: Founder and Chief Investment Officer

Engaged Capital Flagship Fund, Ltd.
By:    /s/ Glenn W. Welling
    Name: Glenn W. Welling
    Title: Director
[Signature Page to Cooperation Agreement] |

Engaged Capital Holdings, LLC
By:    /s/ Glenn W. Welling
    Name: Glenn W. Welling
    Title: Sole Member

/s/ Glenn W. Welling
Glenn W. Welling
[Signature Page to Cooperation Agreement] |

EXHIBIT A
ENGAGED GROUP
Engaged Capital, LLC
Engaged Capital Flagship Master Fund, LP
Engaged Capital Co-Invest XII, LP
Engaged Capital Flagship Fund, LP
Engaged Capital Flagship Fund, Ltd.
Engaged Capital Holdings, LLC
Glenn W. Welling

EXHIBIT B
SEVERANCE TERMS
•Cash severance: Lump-sum payment of six-months base salary.
•Group health insurance continuation: Premium payments for group health insurance continuation coverage for up to six months following the separation date.
•Equity acceleration: Accelerated vesting of all outstanding and unvested equity awards, with the number of PSUs accelerated measured as 100% of the target number of PSUs eligible to vest as of the grant date.
•Option exercise extension: Extended period of time during which vested options may be exercised to up to two years following the separation date.

EXHIBIT C
PRESS RELEASE
[See Attached]